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                                                                    Exhibit 23.3



                              Consent of KPMG LLP


The Board of Directors and Stockholders
Caere Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of ScanSoft, Inc. of our report dated January 31, 2000, except as to
Note 15, which is as of March 13, 2000, with respect to the consolidated balance sheets of Caere Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K/A of ScanSoft, Inc. dated May 30, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

Mountain View, California
May 30, 2001